                                                                  Exhibit (b)(1)


(JPMORGAN LOGO)




                                                                   June 17, 2004



                                  Gartner, Inc.
                      $225,000,000 Senior Credit Facilities
                                Commitment Letter

Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06904

Attention:  Chris Lafond, Chief Financial Officer
            and Executive Vice President

Ladies and Gentlemen:

            You have advised J.P. Morgan Securities Inc. ("JPMorgan") and JPMorgan Chase Bank ("JPMorgan Chase Bank"; together with JPMorgan, the "Commitment Parties") that Gartner, Inc., a Delaware corporation (the "Borrower"), intends to either purchase or redeem its capital stock in an aggregate amount not to exceed $375,000,000 million (the "Stock Payments"; including the financing therefor, the funding of the Credit Facilities described below and related transactions, the "Transaction"). The sources and uses of funding for the Transaction are described in the Sources and Uses Table (the "Table") attached hereto as Schedule I.

            You have also advised us that you propose to finance the Transaction and the related fees and expenses from the following sources: (a) approximately $155,300,000 from cash on hand and (b) $225,000,000 from senior unsecured credit facilities (such credit facilities, the "Credit Facilities") of the Borrower comprised of a term loan facility aggregating $125,000,000 (the "Term Facility") and a revolving credit facility aggregating $100,000,000 (the "Revolving Facility").

            JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Credit Facilities, and JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities. This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit A hereto (the "Term Sheet") set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Credit Facilities.


                                Commitment Letter

            It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Credit Facilities (in such capacities, the "Lead Arranger"), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

            We intend to syndicate the Credit Facilities to a group of lenders (together with JPMorgan Chase Bank, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly, and you agree actively to assist us in a manner mutually agreeable to us and you in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Borrower, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with us and senior management of the Borrower, of one or more meetings of prospective Lenders.

            JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. At our request, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to the Borrower, their respective affiliates and any of their respective securities for purposes of United States federal and state securities laws. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to us by you or any of your representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

            As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

            Each Commitment Party's commitments and agreements hereunder are subject to (a) there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, or financial condition of the Borrower and its subsidiaries, taken as a

                                Commitment Letter
whole, (b) such Commitment Party's completion of and satisfaction in all respects with a due diligence investigation of the Borrower and its subsidiaries, (c) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower or the Transaction that in such Commitment Party's reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party prior to the date hereof or could reasonably be expected to materially impair the syndication of the Credit Facilities, (d) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in such Commitment Party's judgment, could materially impair the syndication of the Credit Facilities, (e) such Commitment Party's satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than the proposed offering of debt securities as set forth in the Engagement Letter dated the date hereof) by or on behalf of the Borrower or any of its affiliates, (f) the closing of the Credit Facilities on or before July 30, 2004, and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.

            You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and
(b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or such indemnified person's affiliates, directors, employees, advisors or agents.

            You acknowledge that each Commitment Party and its affiliates (the term "Commitment Party" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you,


                                Commitment Letter
confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates' account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

            Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

            This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

            This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

            The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

            If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 18, 2004. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.


                                Commitment Letter

            We are pleased to have been given the opportunity to assist you in connection with this important financing.


                                    Very truly yours,


                                    J.P. MORGAN SECURITIES INC.

                                    By: /s/ Cornelius J. Droogan
                                        ______________________________
                                    Name: Cornelius J. Droogan
                                    Title: Vice President



                                    JPMORGAN CHASE BANK

                                    By: /s/ T. David Short
                                        _______________________________
                                    Name: T. David Short
                                    Title: Vice President


Accepted and agreed to as of
the date first above written:

GARTNER, INC.

By: /s/ Chris Lafond
    _____________________________
    Name: Chris Lafond
    Title: Chief Financial Officer
           and Executive Vice
           President


                                Commitment Letter

                                                                      Schedule I


                             SOURCES AND USES TABLE

Sources:
                  Cash on Hand                             $155,300,000
                  Term Loans                               $125,000,000
                  Revolving Loans(1)/                      $100,000,000
                                                           ============

                        Total Sources                      $380,300,000
                                                           ------------
Uses:
                  Repurchase of Stock                      $375,000,000
                  Payment of Fees and Expenses             $  5,300,000
                                                           ============

                        Total Uses                         $380,300,000
                                                           ------------


----------

(1)/    $100,000,000 availability.


                                      Table

                                                                       EXHIBIT A


                                  GARTNER, INC.
                                SENIOR FACILITIES
                         Summary of Terms and Conditions

                              ---------------------

            Gartner, Inc., a Delaware corporation (the "Borrower"), intends to either purchase or redeem its capital stock in an aggregate amount not to exceed $375,000,000 (the "Stock Payments"; together with the financing therefor, the funding of the Credit Facilities described below and related transactions, the "Transaction"). The sources and uses of funding for the Transaction are described in the Sources and Uses Table (the "Table") attached hereto as
Schedule I. Set forth below is a statement of the terms and conditions for the Credit Facilities to be used to finance a portion of the Transaction:

1.      PARTIES

        Borrower:               The Borrower.

        Guarantors:             Each of the Borrower's direct and indirect,
                                existing and future, domestic subsidiaries
                                (collectively, the "Guarantors"; the Borrower
                                and the Guarantors, collectively, the "Loan
                                Parties").
        Sole Lead Arranger and
        Sole Bookrunner:        J.P. Morgan Securities Inc. (in such capacity,
                                the "Arranger").

        Administrative Agent:   JPMorgan Chase Bank ("JPMorgan Chase Bank" and,
                                in such capacity, the "Administrative Agent").
        Lenders:                A syndicate of banks, financial institutions
                                and other entities, including JPMorgan Chase
                                Bank, arranged by the Arranger (collectively, the "Lenders").

2.      TYPES AND AMOUNTS OF CREDIT FACILITIES

A.    Term Facility

        Type and Amount:        Tranche A Term Facility:  A five-year term loan
                                facility (the "Term Facility") in the amount of $125,000,000 (the loans thereunder, the "Term
                                Loans"). The Term Loans shall be repayable in quarterly installments of $6,250,000, with the balance due in a final installment on the fifth anniversary of the Closing Date (as defined below).

        Availability:           The Term Loans shall be made in a single drawing
                                on the Closing Date.

        Purpose: The proceeds of the Term Loans shall be used to finance a portion of the Transaction and to pay related fees and expenses.
B.    Revolving Facility

        Type and Amount:        A five-year revolving facility (the "Revolving
                                Facility"; the commitments thereunder, the
                                "Revolving Commitments"; the

                         Term Sheet - Credit Facilities

                                Revolving Facility and the Term Facility are collectively the "Credit Facilities") in the amount of $100,000,000 (the loans thereunder, the "Revolving Loans"; and together with the Term Loans, the "Loans").

        Availability:           The Revolving Facility shall be available on a
                                revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the
                                "Revolving Termination Date").

      Letters of Credit:        A portion of the Revolving Facility not in
                                excess of $10,000,000 shall be available for the issuance of letters of credit (the "Letters of Credit") by JPMorgan Chase Bank (in such capacity, the "Issuing Lender"). No Letter of
                                Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                                Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

        Maturity:               The Revolving Termination Date.

        Purpose: The proceeds of the Revolving Loans shall be used to finance (a) a portion of the Transaction and (b) the working capital needs and general corporate purposes of the Borrower and its subsidiaries.

3.      CERTAIN PAYMENT PROVISIONS

        Fees and Interest       As set forth on Annex I.
        Rates:

        Optional Prepayments    Loans may be prepaid without premium and
        and Commitment          commitments may be reduced by the Borrower in
        Reductions:             minimum amounts to be agreed upon. Optional
                                prepayments of the Term Loans shall be applied ratably to the installments thereof. Optional prepayments of the Term Loans may not be reborrowed.

        Mandatory Prepayments:  The following amounts shall be applied to prepay the Term Loans:

                                (a) 50% of the net cash proceeds of any sale or issuance of equity after the Closing Date by the Borrower or any of its

                         Term Sheet - Credit Facilities
                                subsidiaries and 100% of the net proceeds of the incurrence of indebtedness pursuant to the issuance by the Borrower of senior notes in a Rule 144A private placement after the Closing Date, and subject to certain customary exceptions to be agreed upon, provided that, the net proceeds of any such issuance of equity or incurrence of debt will be applied first to repay any outstanding obligations of the Borrower in respect of the Revolving Facility (but not to reduce the commitments in respect thereof).

                                (b) 50% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions to be agreed upon.

                                Mandatory prepayments of the Term Loans shall be applied ratably to the installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

4.      CERTAIN CONDITIONS

      Initial Conditions:       The availability of the Credit Facilities shall
                                be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions shall be satisfied, the "Closing Date") on or before July
                                26, 2004:

                                (i) Each Loan Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (the "Credit Documentation").

                                (ii) The Administrative Agent shall have received reasonably satisfactory evidence of the payment in full of all debt outstanding under the Credit Agreement, dated as of July 16, 1999, as amended and restated as of July 17, 2000, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, as the administrative agent.

                                (iii) The Lenders, the Administrative Agent, the Arranger and counsel to the Administrative Agent and Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                                (iv) All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose

                         Term Sheet - Credit Facilities
                                adverse conditions on the Transaction or the financing thereof.

                                (v) The Borrower shall have delivered (i) reasonably satisfactory audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

                                (vi) The Borrower shall have delivered a satisfactory pro forma consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date.

                                (vii) The Borrower shall have delivered
                                satisfactory projections through the 2009 fiscal year.

                                (viii) The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                                (ix) The Administrative Agent shall have received a satisfactory solvency certificate from the chief financial officer of the Borrower that shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

                                (x) No new material information shall have come to the attention of the Administrative Agent after the date hereof which shall have caused the Administrative Agent to reasonably conclude that amounts available under the Revolving Facility, together with the amount of cash on hand in the United States as indicated on the balance sheet of the Borrower for its most recent fiscal quarter, shall not be sufficient to meet the ongoing working capital needs of the Borrower and its subsidiaries following the Transaction and the consummation of the other transactions contemplated hereby.

                                (xi) The Administrative Agent shall have received such legal opinions (including opinions
                                (i) from counsel to the Borrower and its subsidiaries, and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and

                         Term Sheet - Credit Facilities
                                other instruments as are customary for
                                transactions of this type or as they may reasonably request.

        On-Going Conditions:    The making of each extension of credit shall be
                                conditioned upon (a) the accuracy of all representations and warranties in the documentation (the "Credit Documentation") with respect to the Credit Facilities and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property, or financial condition of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Credit
                                Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

5.      CERTAIN DOCUMENTATION MATTERS

                                The Credit Documentation shall contain
                                representations, warranties, covenants and events of default (in each case, applicable to the Borrower and its subsidiaries) customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

        Representations and
        Warranties:             Financial statements (including pro forma
                                financial statements); absence of undisclosed liabilities; no material adverse change;
                                corporate existence; compliance with law;
                                corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation;
                                no default; ownership of property; liens;
                                intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment
                                Company Act and other regulations; subsidiaries;
                                use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; status of Credit
                                Facilities as senior debt; regulation H; and delivery of certain documents.

        Affirmative Covenants:  Delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information reasonably requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests

                         Term Sheet - Credit Facilities
                                in after-acquired property); and agreement to obtain interest rate protection in an amount and manner satisfactory to the Administrative Agent.

        Financial Covenants:    To include minimum fixed charge coverage ratio,
                                maximum leverage ratio and minimum contract value ratio.

        Negative Covenants:     Limitations on: indebtedness (including
                                guarantee obligations); liens; mergers,
                                consolidations, liquidations and dissolutions;
                                sales of assets; dividends and other payments in respect of capital stock; capital expenditures;
                                acquisitions, investments, loans and advances;
                                payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and amendments to other transaction documents.

                                The negative covenants will permit the Borrower to make the Stock Payments as long as no default has occurred and is continuing under the Credit Documentation or would result therefrom and subject to annual aggregate limits to be agreed upon.

        Events of Default:      Nonpayment of principal when due; nonpayment of
                                interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee; and a change of control (the definition of which is to be agreed upon).


        Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of any significant Guarantor.

        Assignments and         The Lenders shall be permitted to assign all or
        Participations:         a portion of their Loans and commitments with
                                the consent, not to be

                         Term Sheet - Credit Facilities
                                unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or
                                (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund and
                                (c) the Issuing Lender, unless a Term Loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Facilities) and $5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause
                                (a) under "Voting" with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.


        Yield Protection:       The Credit Documentation shall contain customary
                                provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

        Expenses and            The Borrower shall pay (a) all reasonable
        Indemnification:        out-of-pocket expenses of the Administrative
                                Agent and the Arranger associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto
                                (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative
                                Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Senior
                                Credit Documentation.

                                The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of

                         Term Sheet - Credit Facilities
                                the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

        Governing Law and       State of New York.
        Forum:

        Counsel to the          Simpson Thacher & Bartlett LLP.
        Administrative Agent
        and the Arranger:


                         Term Sheet - Credit Facilities

                                                                         Annex I

                            INTEREST AND CERTAIN FEES

  Interest Rate Options:        The Borrower may elect that the Loans comprising
                                each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable
                                Margin. As used herein:

                                "ABR" means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1%, and
                                (iii) the federal funds effective rate from time to time plus 0.5%.

                                "Applicable Margin" means, with respect to Revolving Loans and Term Loans, a percentage determined in accordance with the pricing grid attached hereto as Annex I-A. The foregoing margins applicable to Revolving Loans and Term Loans shall be subject to change after financial statements have been delivered for two full fiscal quarters after the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default is in existence.

                                "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

  Interest Payment Dates:       In the case of Loans bearing interest based upon
                                the ABR ("ABR Loans"), quarterly in arrears.

                                In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans") on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.



                         Term Sheet - Credit Facilities

  Commitment Fees:              The Borrower shall pay a commitment fee
                                calculated at a rate per annum equal to a rate determined in accordance with the pricing grid attached hereto as Annex I-A on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. The commitment fee rate shall be subject to change after financial statements have been delivered for two full fiscal quarters after the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default is in existence.

Letter of Credit Fees:          The Borrower shall pay a fee on all outstanding
                                Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving
                                Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving
                                Facility and shall be payable quarterly in arrears.

                                A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

  Default Rate:                 At any time when the Borrower is in default in
                                the payment of any amount of principal due under the Credit Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR
                                Loans.

  Rate and Fee Basis:           All per annum rates shall be calculated on the
                                basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                         Term Sheet - Credit Facilities

                                                                       Annex I-A




                                  PRICING GRID


                 Total Debt to                         ABR         Eurodollar
    Level           EBITDA         Commitment Fee     Margin         Margin
    -----           ------         --------------     ------         ------
      I             > 2.00x             50.0          100.0          200.0
     II             = 1.50x             37.5           75.0          175.0
     III            = 1.00x             30.0           50.0          150.0
     IV             < 1.00x             25.0           37.5          137.5


      The ratio of total debt to EBITDA will be measured quarterly for the four consecutive fiscal quarters then ended, on a consolidated basis, according to the most recent Compliance Certificate delivered by the Borrower to the Administrative Agent, which rate shall be set at no lower than Level II (it being understood that Level I is the highest Level and Level IV is the lowest Level) until the Borrower shall have delivered a Compliance Certificate for the fiscal quarter ending two full fiscal quarters after the Closing Date.

                         Term Sheet - Credit Facilities

(JPMORGAN LOGO)



                                                                   June 17, 2004



                                  Gartner, Inc.
                      $225,000,000 Senior Credit Facilities
                                   Fee Letter

Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06904

Attention:  Chris Lafond, Chief Financial Officer
            and Executive Vice President

Ladies and Gentlemen:

            Reference is made to the Commitment Letter dated the date hereof (the "Commitment Letter") among us and you, regarding the Transaction described therein. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This letter agreement is the Fee Letter referred to in the Commitment Letter.

            As consideration for the agreements and commitments under the Commitment Letter, you agree to cause to be paid to JPMorgan Chase Bank the following fees:

            (i) An underwriting fee in an amount equal to the greater of $2,250,000 and 1.0% of the aggregate commitments in respect of the Credit Facilities, 75% of which shall be payable on the Closing Date and 25% of which shall be deemed earned upon your acceptance of the Commitment Letter and payable upon the earlier of (a) the consummation of the Transaction and (b) the termination of JPMorgan Chase Bank's commitment under the Commitment Letter in accordance with the terms thereof.

            (ii) An annual administration fee in an amount equal to $75,000 per year, which fee will be payable on the Closing Date and annually in advance on each anniversary thereof prior to the maturity or early termination of the Credit Facilities and the payment in full of all amounts owing thereunder.

            You agree that, once paid, the fees or any part thereof payable hereunder and under the Commitment Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by the Commitment Letter are consummated. All fees payable hereunder and under the Commitment Letter shall be paid in immediately available funds and shall be in addition to reimbursement of the out-of-pocket expenses of the Commitment Parties. You agree that each Commitment Party may, in its sole discretion, share all or a portion of any of the fees payable pursuant to this Fee Letter with any of the other Lenders.

                                   Fee Letter

            Notwithstanding anything to the contrary in the Commitment Letter, the Commitment Parties shall be entitled, after consultation with you, to change the pricing, terms and structure of the Credit Facilities if the Commitment Parties determine that such changes are advisable to insure a successful syndication of the Credit Facilities (it being understood that such changes may include the addition of collateral if the Term Facility is structured as a Tranche B Term Facility); provided that (a) the total amount of the Credit Facilities remains unchanged and (b) that the interest rates with respect to the Credit Facilities may be increased by no more than (i) in the case that the Credit Facilities shall have received ratings of at least Ba1 or better from Moody's and BB+ or better from S&P and each such rating has a stable outlook or better, 2.75%, (ii) in the case that the Credit Facilities shall have received ratings of at least Ba2 or better from Moody's and BB or better from S&P and each such rating has a stable outlook or better, 3.00%, (iii) in the case that the Credit Facilities shall have received ratings of at least Ba3 or better from Moody's and BB- or better from S&P and each such rating has a stable outlook or better, 3.50%, or (iv) in the case that the Credit Facilities shall not have received ratings, 3.50%. JPMorgan Chase Bank's commitment under the Commitment Letter is subject to the agreements in this paragraph. The agreements in this paragraph shall survive the closing of the Credit Facilities.

            It is understood and agreed that this Fee Letter shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only to the extent provided in the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended or waived except by an instrument in writing signed by each Commitment Party and you. This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Fee Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

            You agree that this Fee Letter and its contents are subject to the confidentiality provisions of the Commitment Letter.

                                   Fee Letter

            Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Fee Letter.

                                    Very truly yours,

                                    J.P. MORGAN SECURITIES INC.

                                    By: /s/ Cornelius J. Droogan
                                       -------------------------
                                    Name: Cornelius J. Droogan
                                    Title: Vice President

                                    JPMORGAN CHASE BANK

                                    By: /s/ T. David Short
                                       -------------------------
                                    Name: T. David Short
                                    Title: Vice President

Accepted and agreed to as of
the date first above written:

GARTNER, INC.

By: /s/ Christopher Lafond
   -----------------------
Name:   Christopher Lafond
Title: Executive Vice President and Chief Financial Officer



                                   Fee Letter